Exhibit 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
35 Pinyon Pine Road
Littleton, Colorado 80127
phone: 303 466 4092

September 4, 2013

Board of Directors
USMetals, Inc.

     Re:  Registration Statement on Form S-1

Dear Directors

On behalf of USMetals, Inc., a Nevada corporation (the "Corporation") you have requested my opinion as to the legality of the issuance of common stock by the Corporation, of 74,714,452 shares of common stock (subject to rounding adjustment) being offered by the Corporation and the resale of 35,297,886 shares of common stock by the named Selling Stockholders (the "Shares") pursuant to the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission.

Pursuant to your request I have reviewed and examined:(1)The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2) The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3) The minute book of the Corporation; (4) Certain resolutions of the Board of Directors of the Corporation; (5) The Registration Statement; (6) The Nevada Revised Statutes Chapter 78 Domestic Corporatons, including all relevant state constitutional and statutory provisions, as well as judicial interpretations; and (7) Such other matters as I have deemed relevant in order to form my opinion.

Based upon the foregoing, I am of the opinion that the Shares when issued as described in the Registration Statement have been duly authorized and will be legally issued, fully paid and non-assessable pursuant to the Articles and Bylaws of the Corporation and the Nevada Revised Statutes Chapter 78 Domestic Corporations.  My opinion is subject to the qualification that no opinion is expressed herein as to the application of other state securities or Blue Sky laws.

I consent to the use of this opinion in the Registration Statement and to any reference to me in the Prospectus contained within the Registration Statement.  In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Dennis Brovarone
Dennis Brovarone